EX-99.(11)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

May 25, 2016

Goldman Sachs Trust II

200 West Street

New York, New York 10282

Re:	Goldman Sachs Trust II – Goldman Sachs Target Date 2020 Portfolio, Goldman Sachs
Target Date 2030 Portfolio, Goldman Sachs Target Date 2040 Portfolio, and Goldman
Sachs Target Date 2050 Portfolio, on Form N-14 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Goldman Sachs Trust II (the “Trust”), a Delaware statutory trust, in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the U.S. Securities and Exchange Commission (“SEC”), on May 25, 2016, relating to the transfer of all of the assets of the Madison Target Retirement 2020 Fund, Madison Target Retirement 2030 Fund, Madison Target Retirement 2040 Fund, and Madison Target Retirement 2050 Fund, (the “Acquired Portfolios”), each a series of Madison Funds, in exchange for the issuance of shares of beneficial interest of a corresponding portfolio of the Trust, the Goldman Sachs Target Date 2020 Portfolio, Goldman Sachs Target Date 2030 Portfolio, Goldman Sachs Target Date 2040 Portfolio, and Goldman Sachs Target Date 2050 Portfolio (the “Acquiring Portfolios”), each a series of the Trust (the “Shares”), and the assumption by each Acquiring Portfolio of substantially all of the liabilities of the corresponding Acquired Portfolio, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization by and among Madison Funds and the Trust, on behalf of the Acquiring Portfolios and the Acquired Portfolios, filed therewith.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Declaration of Trust and Amended and Restated By-Laws, each as amended to date. We note that we are not admitted to practice law in the State of Delaware and, to the extent that this opinion addresses matters of Delaware law, we have relied upon the provisions of the Delaware Statutory Trust Act, and have otherwise assumed that the laws of Delaware are identical to the laws of Massachusetts in all relevant respects.

Based upon the foregoing, we are of the opinion that the Shares of the Acquiring Portfolios to be registered under the 1933 Act have been duly authorized for issuance and, when issued to the Acquired Portfolios’ shareholders in the manner described in the Registration Statement, will be

Goldman Sachs Trust II May 25, 2016 Page 2

validly issued and, subject to the qualifications set forth in the Trust’s Declaration of Trust, fully paid and non-assessable beneficial interests in the Acquiring Portfolios. In this regard, we note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power to cause each shareholder, or each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP